Exhibit 4.2(a)

TRUSTEE SUCCESSION AGREEMENT

Triad Hospitals, Inc. Senior Debt Securities

This TRUSTEE SUCCESSION AGREEMENT effective as of October 9, 2006 (“Agreement”), is among Triad Hospitals, Inc. (the “Company”), Citibank, N.A. (“Prior Trustee”), and The Bank of New York, Trust Company N.A. (the “Successor Trustee”).

RECITALS

The Prior Trustee is the Trustee under the Senior Debt Securities Indenture (the “Original Indenture”) dated as of May 6, 2004, between the Company and the Prior Trustee, as supplemented by the First Supplemental Indenture dated as of May 6, 2004, between the Company and the Prior Trustee with respect to the 7% Senior Notes due 2012 of the Company (“Supplemental Indenture,” and together with the Original Indenture, collectively, the “Indenture”).

Section 7.8 of the Original Indenture provides that the Trustee may resign at any time and be discharged from the trusts created thereby by notifying the Company. The Prior Trustee notified the Company that it has resigned as Trustee, such resignation to be effective upon a successor Trustee’s acceptance of its appointment as such. Section 7.8 of the Original Indenture further provides that if the Trustee resigns, the Company will promptly appoint a successor Trustee with respect to the Securities.

The Original Indenture further provides in Section 7.8 that the successor Trustee appointed thereunder is required to deliver a written acceptance of its appointment to the retiring Trustee and the Company. Thereupon, the resignation of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers, and duties of the Trustee under the Indenture.

No successor Trustee may accept appointment as successor Trustee under the Indenture, unless at the time of such acceptance it is qualified and eligible under the applicable provisions of the Indenture. The Successor Trustee is qualified, eligible, and willing to accept the appointment as successor Trustee under the Indenture.

AGREEMENT

In and for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Successor Trustee and the Prior Trustee agree as follows:

1. Definitions. Unless otherwise expressly provided in this Agreement or the context otherwise requires, all capitalized terms used in this Agreement have the meanings given to them in the Indenture.

2. Appointment and Acceptance of Appointment. The Company accepts the resignation of the Prior Trustee. The Company appoints the Successor Trustee as Trustee under the Indenture. The Successor Trustee accepts the appointment as successor Trustee under the Indenture and shall hereafter be party to the Indenture and shall assume all of the rights and obligations of the Trustee under the Indenture and the Notes, provided, however, that the Successor Trustee does not assume responsibility for or any liability in connection with any negligence or other misconduct on the part of the Prior Trustee or its agents, in connection with such persons’ performance of their respective duties and obligations under the Indenture.

3. Confirmation of Assignment. The Prior Trustee by this Agreement and in accordance with Section 7.8 of the Indenture, grants, gives, bargains, sells, premises, releases, conveys, confirms, assigns, transfers, and sets over to the Successor Trustee, and its successors and assigns, all the estates, property, rights, powers and trusts of the Prior Trustee under the Indenture. Subject to the Lien provided for in Section 7.7 of the Original Indenture, the Prior Trustee does hereby, and agrees to, pay over, assign and deliver to the Successor Trustee, any and all securities, if any, and money, records and other assets held by the Prior Trustee as Trustee under the Indenture. The Prior Trustee agrees to execute and deliver such further instruments and to do such other acts and things as the Successor Trustee or the Company may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, trusts and powers hereby assigned, transferred, delivered and confirmed to the Successor Trustee as Trustee, Paying Agent and Registrar for the Securities. All reasonable costs and expenses incurred by the Prior Trustee in connection with any such action so requested will be paid by the Company.

4. Delivery of Documents. The Prior Trustee agrees to deliver to the Successor Trustee, as of or immediately after the effective date hereof, all the documents and information listed on Exhibit A attached to this Agreement and made a part hereof. The Prior Trustee agrees to deliver to the Successor Trustee the Note register and Paying Agent records promptly after the execution of this Agreement. The Prior Trustee represents and warrants to the Successor Trustee and to the Company that to the best of its knowledge the information contained in such register and records is true, complete, and accurate in all respects as of the date of this Agreement. The Successor Trustee will have no duty to make any investigation into the completeness of the accuracy of the Note register and Paying Agent records.

5. Representations and Warranties of the Successor Trustee. The Successor Trustee represents and warrants to the Company and the Prior Trustee as follows:

(a) It is qualified and eligible under Section 7.10 of the Original Indenture to be appointed and serve as successor Trustee under the Indenture.

(b) This Agreement has been duly authorized, executed, and delivered on behalf of the Successor Trustee and constitutes its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, public policy considerations and general principles of equity.

6. Representations and Warranties of the Prior Trustee. The Prior Trustee represents and warrants to the Successor Trustee and the Company as follows:

(a) No covenant or condition contained in the Indenture has been waived by the Prior Trustee or has been waived in a writing delivered to the Prior Trustee by the Securityholders of the percentage in aggregate principal amount of Securities required by the Indenture to effect such waiver.

(b) There is no action, suit, or proceeding or, to the best knowledge of the Responsible Officers threatened, against the Prior Trustee before any court or any governmental authority arising out of any action or commission by the Prior Trustee under the Indenture.

(c) Pursuant to Section 2.4 of the Original Indenture, the Prior Trustee duly authenticated and delivered the Securities.

(d) Each person who so authenticated the Securities was duly qualified and acting as an officer or signatory of the Prior Trustee and empowered to authenticate the Securities at the respective times of such authentication and the signature so such persons or persons appearing on such Securities is each such person’s genuine signature.

(e) This Agreement has been duly authorized, executed and delivered on behalf of the Prior Trustee, and constitutes its legal and binding obligation, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, public policy considerations and general principles of equity.

(f) To the best of its knowledge, the Prior Trustee has not received any written notice of an Event of Default, as that term is defined in Section 6.1 of the Original Indenture.

7. Representations and Warranties of the Company. The Company represents to the Prior Trustee and the Successor Trustee as follows:

(a) The Indenture was validly executed and delivered by the Company, and the Securities issued prior the date hereof were validly issued by the Company, assuming the due authentication and delivery of the Notes by the Prior Trustee.

(b) The Company has performed or fulfilled in all material respects prior to the date hereof each covenant, agreement, condition, obligation and responsibility applicable to it under the Indenture.

(c) No Event of Default has occurred and is continuing under Section 6.1 of the Original Indenture.

(d) No covenant or condition contained in the Indenture has been waived by the Company or, to the knowledge of the Company, by the Securityholders of the percentage in aggregate principal amount of Securities required by the Indenture to effect such waiver.

(e) There is no action, suit, or proceeding or, to the knowledge of the Company threatened, against the Company before any court or any governmental authority arising out of any action or omission by the Prior Trustee under the Indenture.

(f) This Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws, public policy considerations and general principles of equity.

(g) All conditions precedent applicable to the Company relating to the appointment of the Successor Trustee as successor Trustee, Paying Agent and Registrar for the Securities under the Indenture have been complied with by the Company.

8.	Miscellaneous.

(a) The Prior Trustee acknowledges payment or provision for payment in full by the Company of the compensation for all services rendered by the Prior Trustee pursuant to Section 7.7 of the Original Indenture and reimbursement in full by the Company of the expenses, disbursements and advances incurred or made by the Prior trustee in accordance with the provisions of the Indenture; provided, however, that, to the extent permitted by the Indenture, the Prior Trustee shall continue to be entitled to the compensation, expense reimbursement and indemnity provisions under the Indenture with respect to the period prior to the effective date hereof.

(b) The Successor Trustee shall promptly mail a notice of its succession as Trustee under the Indenture to Holders of the Notes, and provide copies thereof to the Company and the Prior Trustee.

(c) This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

(d) Each of the Prior Trustee, the Successor Trustee and the Company acknowledges receipt of an executed counterpart of this Agreement.

(e) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(f) The Successor Trustee agrees that it will provide the Prior Trustee with a receipt for all funds and documents transferred pursuant to the terms hereof within three (3) Business Days following the delivery thereof to the Successor Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Succession to be duly executed on October 9, 2006.

The signature pages to this Agreement follow immediately after this page.

TRIAD HOSPITALS, INC.

By:	/s/ JAMES R BEDENBAUGH
Name:	James R. Bedenbaugh
Title:	SVP and Treasurer

CITIBANK, N.A., as Prior Trustee

By:	/s/ WAFAA ORFY
Waffa Orfy, Vice President

THE BANK OF NEW YORK, TRUST COMPANY, N.A., as Successor Trustee

By:	/s/ JOHN STOHLMANN
John C. Stohlmann, Vice President

EXHIBIT A

ITEMS TO BE DELIVERED TO THE SUCCESSOR TRUSTEE

1.	Conformed copy of the Indenture and the Supplement

2.	Copies of the most recent SEC reports delivered by the Company to the Trustee pursuant to the Indenture

3.	Copy of the Company’s most recent compliance certificate filed with the Trustee pursuant to the Indenture

4.	Copies of any official notices sent by the Trustee to the Securityholders

5.	List of any documents which, to the knowledge of the Prior Trustee, are required to be furnished to the successor Trustee but have not been furnished to the Prior Trustee or, if none, a statement from the Prior Trustee to that effect

6.	If the Prior Trustee knows of any Event of Default or has received a written notice of an Event of Default, a statement as to the nature of such Event of Default or a copy of the written notice of the Event of Default